EXHIBIT 99.1

Lightwave Logic Electro-Optic Polymer to Be Used in Development of an Advanced DoD Application

February 7, 2014

Powerful New Perkinamine(TM) Electro-Optic Polymer System to Enable Photonics for LADAR System

First Commercial Order of Lightwave Logic's Advanced Organic Nonlinear Electro-Optic Polymer

NEWARK, Del., Feb. 7, 2014 /PRNewswire/ -- Lightwave Logic, Inc. (OTCQB: LWLG), a technology company focused on the development of Next Generation Photonic Devices and Non-Linear Optical Polymer Materials Systems for applications in high speed fiber-optic data communications and optical computing, announced today it has received the first purchase order for its advanced organic nonlinear electro-optic (EO) polymer from Boulder Nonlinear Systems (BNS) of Boulder, Colorado in connection with the development of a next generation LADAR system.

LADAR is an acronym for Laser Advanced Detection And Ranging.  It is a radar system that utilizes a pulse laser to calculate the distance to a target, but is also capable of rendering a 3-D image.

Tom Zelibor, Chairman and CEO of Lightwave Logic stated, "Even though this first-ever commercial order for our EO polymer is small, we are extremely pleased that we received it from our long-time partner BNS for use in this important military and commercial application.  The material we delivered is the product and result of the new synthesis process we recently announced.

"We anticipate that there will be demand for additional material as the BNS project moves into any follow-on phases of development and ultimately, if successful, we would supply the material for the commercial application.

"The use of nonlinear EO polymers for advanced beam control in LADAR has the potential to bring about new tracking and imaging capabilities. This could be beneficial to commercial 3D mapping as well as remote sensing for agricultural and meteorological information gathering or for search and rescue."

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Lightwave Logic, Inc. is a development stage company that produces prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. For more information, about the Company please visit the corporate website at: www.lightwavelogic.com.

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